Exhibit 99.1

                                                                                                          NEWS RELEASE

FOR IMMEDIATE RELEASE

Analyst and Investor Contact:	News Media Contact:
Molly Salky	Media Relations
(817) 415-3189	(817) 415-3300
Molly.Salky@RadioShack.com	Media.Relations@RadioShack.com

RADIOSHACK CORPORATION REPORTS
SECOND-QUARTER 2011 RESULTS

FORT WORTH, Texas, July 26, 2011 — RadioShack Corporation (NYSE: RSH), a leading national retailer of innovative mobile and technology products, services and accessories, today reported results for the second quarter ended June 30, 2011.

Total net sales and operating revenues from continuing operations for the 2011 second quarter were $941.9 million, compared to $962.3 million for the 2010 second quarter.  Net income was $24.9 million, or $0.24 per diluted share, for the 2011 second quarter, compared with $53.0 million, or $0.41 per diluted share, for the second quarter ended June 30, 2010.

Net income in the 2011 second quarter included one-time costs associated with two initiatives designed to enhance growth and streamline operations:  a charge associated with phasing out T-Mobile inventory ($3.0 million pretax or $0.02 per diluted share) and costs associated with closing the Company’s manufacturing plant in China ($8.7 million pretax or $0.05 per diluted share). Excluding these one-time items, net income was would have been $32.6 million, or $0.31 per diluted share.

As disclosed in a separate announcement issued today, the Company has entered into an agreement with Verizon Wireless to provide postpaid and prepaid wireless products and services in more than 4,300 RadioShack U.S. company-operated stores beginning Sept. 15, 2011.  In addition, effective Sept. 14, 2011, the Company will cease offering T-Mobile wireless products and services in its U.S. company-operated stores.

Jim Gooch, president and chief executive officer, said, “Our second-quarter results reflect a number of short-term transitional changes related to our wireless carriers.  We are working diligently to position RadioShack for future growth in the wireless space, and our new relationship with Verizon Wireless, the nation’s largest wireless provider, is an integral piece of that program.  With our new portfolio of carriers, we are delighted to offer customers what we consider to be the best mobile offerings on the market.

“While it is difficult to predict the pace of improvement we will see in our business as we add Verizon Wireless to our offerings, we are comfortable with the range of analysts’ earnings estimates for the remainder of 2011.  We are aware of the challenges that remain given the current consumer climate, and we believe we are taking the right steps to move forward with new initiatives that build on our strengths while addressing the changing needs of our customers,” Mr. Gooch concluded.

One-time Items

In conjunction with the Company’s wireless carrier transition, RadioShack will recognize a one-time $3.0 million ($1.9 million after tax), or $0.02 per diluted share, non-cash inventory valuation charge in the second quarter.  Furthermore, in the third quarter, the Company will recognize a one-time charge of approximately $23 million relating to a payment to T-Mobile and an additional inventory valuation charge.

During the second quarter, RadioShack ended operations in its Chinese manufacturing plant and notified employees that it would outsource the plant’s production.  The Company’s transition to an outsourced arrangement for these products is expected to be complete by the end of September 2011, and it is not expected to have an impact on the sales or profitability of those goods. As a result, RadioShack recognized plant-closure-related costs of $8.7 million ($5.8 million after tax), or $0.05 per diluted share, in the second quarter.  The Company expects to incur remaining plant closure costs, which are expected to be immaterial, in the third and fourth quarters.

Balance Sheet Update

During the 2011 second quarter, the Company repurchased $101.4 million, or 6.3 million shares, of its common stock.  RadioShack ended the second quarter with a cash balance of $552.2 million.  Inventories stood at $727.2 million at the end of the quarter, up $81.0 million compared to the end of the 2010 second quarter, reflecting the increased investment in mobility products, particularly smart phones. Capital expenditures in the 2011 second quarter totaled $27.0 million, compared to $13.4 million in the 2010 second quarter.  The Company continues to anticipate capital expenditures will be in the range of $100 million to $125 million in 2011.

Second-Quarter Results from Continuing Operations

The decrease in total net sales and operating revenues for the 2011 second quarter was driven by a $76.1 million decrease in sales generated by U.S. company-operated stores.  This decrease was partially offset by a $55.7 million increase in other sales to $144.1 million.   The “other” category now includes the results of the Company’s Target Mobile wireless centers.  The other sales increase reflects the rollout of the Company’s Target Mobile centers to 1,481 locations at June 30, 2011, compared to 104 locations at June 30, 2010.  Other sales also reflect sales growth in company-operated stores in Mexico, partially offset by decreases in sales to independent dealers.

Comparable store sales for company-operated stores and Target Mobile centers decreased 7.8% during the 2011 second quarter.  The decline was primarily attributable to the decline in Sprint and T-Mobile postpaid wireless sales.  Lower sales of digital-to-analog television converter boxes and related television antennas, digital cameras and camcorders, and digital music players also contributed to the decrease in sales.  These decreases were partially offset by higher postpaid wireless sales from AT&T.

The Company’s Sprint postpaid wireless sales were negatively affected by a nationwide change to Sprint’s upgrade program, which delayed upgrade eligibility for certain customers.  RadioShack anticipates increased Sprint sales from upgrading customers in future quarters as these customers become eligible for upgrades.   Based on results so far in the 2011 third quarter, Sprint postpaid wireless sales are positive compared to same period a year ago and trending strongly positive compared to the 2011-second quarter.  The Company’s T-Mobile postpaid wireless sales were negatively affected by actions taken to minimize the risks of the Company’s uncertain relationship with T-Mobile.

Consolidated gross profit for the 2011 second quarter was $432.1 million, and included a one-time charge of $4.2 million associated with T-Mobile inventory and the manufacturing plant closure.  Excluding one-time items, gross profit would have been $436.3 million, or 46.3% of net sales, compared with $457.2 million, or 47.5% of net sales, for the 2010 second quarter.  The second-quarter gross margin was negatively impacted by a lower Target Mobile center gross margin in the 2011 second quarter, compared to the 2010 second quarter, reflecting changes in service provider compensation terms.

Consolidated selling, general and administrative (SG&A) expenses for the 2011 second quarter were $364.3 million, and included $7.1 million of one-time costs associated with the manufacturing plant closure.  Excluding one-time items, SG&A expenses in the second quarter would have been $357.2 million, or 37.9% of net sales, compared with $347.0 million, or 36.1% of net sales, for the 2010 second quarter.  This increase in SG&A expense in the second quarter resulted primarily from higher employee compensation costs to support the Target Mobile rollout, which was partially offset by lower advertising and lower rent and occupancy costs.

Second-quarter 2011 operating income was $48.9 million, and included one-time items totaling $11.7 million, compared with second-quarter 2010 operating income of $90.6 million.

Discontinued Operations and Segments

During the second quarter, RadioShack transitioned all remaining kiosks located in Sam’s Club stores to Sam’s Club.  The operating results of these kiosks were reclassified from the kiosks segment to discontinued operations in the second quarter. Results of these kiosks are presented in the consolidated statements of income as “Discontinued operations, net of income taxes,” and such results for all prior periods have been reclassified. In addition, the results of the Company’s Target Mobile centers are now included in the “other” category.

Income from discontinued operations, net of income taxes, was $1.4 million, or $0.01 per diluted share, for the 2011 second quarter, compared with $3.5 million, or $0.02 per diluted share, for the second quarter ended June 30, 2010.  Income from discontinued operations, net of income taxes, for the first six months of 2011 was $5.1 million, or $0.05 per diluted share, compared with $8.3 million, or $0.07 per diluted share, for the same period last year.

Additional information regarding the classification of discontinued operations, including historical consolidated statements of income reclassified for discontinued operations, are available on the Company’s Investor Relations website at http://IR.RadioshackCorporation.com and in the Company’s quarterly report on Form 10-Q for the period ended June 30, 2011, which was filed today.

Six Months’ Results from Continuing Operations

Total net sales and operating revenues for the six months ended June 30, 2011, were up $5.3 million to $1.96 billion, compared with $1.95 billion for the same period in 2010.  Comparable store sales for company-operated stores and Target Mobile centers decreased 4.1% in the first half of 2011.

Consolidated gross profit for the first six months of 2011 was $886.5 million, and included a one-time charge of $4.2 million associated with T-Mobile inventory and the manufacturing plant closure.  Excluding one-time items, gross profit would have been $890.7 million, or 45.5% of net sales, compared to $923.7 million, or 47.3% of net sales, for the same period of 2010.

Consolidated SG&A expenses for the first six months of 2011 were $734.9 million, and included $8.6 million of one-time costs associated with the manufacturing plant closure.  Excluding one-time items, SG&A expenses would have been $726.3 million, compared to $710.4 million in 2010.  As a percent of net sales, SG&A expenses, excluding the one-time costs, in the first six months of 2011 were 37.1% of net sales, compared to 36.4% in 2010.

Operating income for the first half of 2011 was $114.0 million, and included one-time items totaling $13.2 million, compared to the first half of 2010 operating income of $173.5 million.

Net income for the first six months of 2011 was $60.0 million, or $0.57 per diluted share, compared with net income of $103.1 million, or $0.81 per diluted share, for the same period last year.  Net income in the first six months of 2011 included the following one-time items:
·	Costs associated with the early retirement of debt totaling $4.1 million ($2.5 million after tax), or $0.02 per diluted share, recognized in the first quarter;
·	Inventory valuation charge of $3.0 million ($1.9 million after tax), or $0.02 per diluted share associated with T-Mobile inventory; and
·	Plant closure costs of $10.2 million ($6.9 million after tax), or $.06 per diluted share.

Excluding these one-time items, net income for the first six months of 2011 would have been $71.3 million, or $0.67 per diluted share.

Webcast, Conference Call and Form 10-K

RadioShack will host a live Internet webcast of its investor conference call at 8:30 a.m. EDT today.  The Internet broadcast may be accessed from the investor relations home page of the RadioShack corporate website at http://IR.RadioShackCorporation.com.

An archived replay of the conference call will be available in the investor relations section of the RadioShack corporate website.  A telephone replay will be available beginning at approximately noon EDT today and will remain available until midnight EDT on Aug. 9, 2011. The telephone replay can be accessed by calling toll-free at (888) 286-8010, or via toll call at (617) 801-6888. The replay pass code is 39386390.

Shareholders may obtain a hard copy of RadioShack’s fiscal 2010 complete audited financial statements free of charge by calling RadioShack Shareholder Services at (817) 415-3021, or by writing to Shareholder Services, Mail Stop CF4-324, 300 RadioShack Circle, Fort Worth, Texas 76102.

Explanation of Non-GAAP Financial Measures

Management measures and reports RadioShack’s financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). In this release, RadioShack highlights certain items that have significantly impacted the Company’s financial results and uses non-GAAP financial measures to help investors understand the financial impact of these items.  Information concerning the reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included to this release.

Forward-Looking Statements

This press release contains or may contain forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environment and Company performance.  Factors that could significantly change results include, but are not limited to, the underperformance or loss of certain of our important vendors, we may experience delays in our transition to an outsourced arrangement for the production of products we previously manufactured at our Chinese manufacturing plant and our transition may adversely impact our sales or profitability, our addition of Verizon Wireless to our offerings may disrupt improvement in our business or may not impact our sales and profitability as favorably as we anticipate, our sales in this quarter or in any future quarter from upgrading Sprint wireless customers may not increase or may not increase as much as we anticipate, difficulties associated with profitably operating our new Target Mobile centers, a breach or termination by one of our wireless carrier providers of its agreement with us, overall sales performance, economic conditions, product demand, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, availability of products and services and other risks associated with the Company’s vendors and service providers, the regulatory environment and factors affecting the retail category in general.  Additional information regarding these and other factors is included in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K filed on Feb. 22, 2011.

About RadioShack Corporation

RadioShack (NYSE: RSH) is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs.  The Shack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment.  RadioShack employs approximately 33,000 people globally, including a team of friendly and helpful sales experts who are recognized for delivering the best customer service in the wireless industry.  RadioShack’s retail network includes approximately 4,675 company-operated stores in the United States and Mexico, more than 1,475 wireless phone centers in the United States, and approximately 1,140 dealer outlets worldwide.  For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com.

RadioShack® and The Shack® are registered trademarks licensed by RadioShack Corporation.

Financial Tables Follow

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2011	2010	2011	2010
Net sales and operating revenues	$941.9	$962.3	$1,959.3	$1,954.0
Cost of products sold	509.8	505.1	1,072.8	1,030.3
Gross profit	432.1	457.2	886.5	923.7

Operating expenses:
Selling, general and administrative	364.3	347.0	734.9	710.4
Depreciation and amortization	18.3	19.2	36.6	39.1
Impairment of long-lived assets	0.6	0.4	1.0	0.7
Total operating expenses	383.2	366.6	772.5	750.2

Operating income	48.9	90.6	114.0	173.5

Interest income	0.5	0.7	0.8	1.3
Interest expense	(10.9)	(10.7)	(20.6)	(20.6)
Other loss	--	--	(4.1)	--

Income from continuing operations before income taxes	38.5	80.6	90.1	154.2
Income tax expense	15.0	31.1	35.2	59.4

Income from continuing operations	23.5	49.5	54.9	94.8
Discontinued operations, net of income taxes	1.4	3.5	5.1	8.3

Net income	$24.9	$53.0	$60.0	$103.1

Basic net income per share:
Income per share from continuing operations	$0.23	$0.39	$0.52	$0.75
Income per share from discontinued operations	0.01	0.03	0.05	0.07
Net income per share (basic)	$0.24	$0.42	$0.57	$0.82

Diluted net income per share:
Income per share from continuing operations	$0.23	$0.39	$0.52	$0.74
Income per share from discontinued operations	0.01	0.02	0.05	0.07
Net income per share (diluted)	$0.24	$0.41	$0.57	$0.81

Shares used in computing net income per share:

Basic	103.7	125.8	104.9	125.8

Diluted	104.6	128.2	105.9	128.0

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

(In millions)	June 30, 2011	December 31, 2010	June 30, 2010
Assets
Current assets:
Cash and cash equivalents	$552.2	$569.4	$931.1
Accounts and notes receivable, net	278.4	377.5	311.9
Inventories	727.2	723.7	646.2
Other current assets	104.4	108.1	122.8
Total current assets	1,662.2	1,778.7	2,012.0

Property, plant and equipment, net	274.5	274.3	263.4
Goodwill, net	43.3	41.2	39.8
Other assets, net	84.3	81.2	80.5
Total assets	$2,064.3	$2,175.4	$2,395.7

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$--	$308.0	$309.5
Accounts payable	225.4	272.4	220.3
Accrued expenses and other current liabilities	265.4	318.0	287.4
Income taxes payable	9.4	9.7	7.4
Total current liabilities	500.2	908.1	824.6

Long-term debt, excluding current maturities	662.2	331.8	324.1
Other non-current liabilities	93.9	93.0	87.5
Total liabilities	1,256.3	1,332.9	1,236.2

Stockholders’ equity	808.0	842.5	1,159.5
Total liabilities and stockholders’ equity	$2,064.3	$2,175.4	$2,395.7

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	June 30,
(In millions)	2011	2010
Cash flows from operating activities:
Net income	$60.0	$103.1
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	40.6	43.4
Amortization of discount on convertible notes	7.9	7.3
Impairment of long-lived assets	1.0	0.7
Stock-based compensation	2.9	7.5
Other non-cash items	5.7	8.0
Changes in operating assets and liabilities:
Accounts and notes receivable	99.5	11.0
Inventories	(2.1)	38.6
Other current assets	6.3	(4.2)
Accounts payable, accrued expenses, income taxes payable and other	(120.3)	(173.4)
Net cash provided by operating activities	101.5	42.0

Cash flows from investing activities:
Additions to property, plant and equipment	(41.5)	(25.7)
Proceeds from sale of property, plant and equipment	--	0.1
Net cash used in investing activities	(41.5)	(25.6)

Cash flows from financing activities:
Issuance of long-term notes	322.5	--
Long-term notes issuance costs	(6.2)	--
Repayments of borrowings	(306.8)	--
Purchases of treasury stock	(101.4)	--
Changes in cash overdrafts	12.6	5.2
Proceeds from exercise of stock options	2.1	1.3
Net cash (used in) provided by financing activities	(77.2)	6.5

Net (decrease) increase in cash and cash equivalents	(17.2)	22.9
Cash and cash equivalents, beginning of period	569.4	908.2
Cash and cash equivalents, end of period	$552.2	$931.1

RADIOSHACK CORPORATION AND SUBSIDIARIES
Segment Reporting and Other Selected Financial Data

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2011	2010	2011	2010

Net sales and operating revenues:
U.S. RadioShack company-operated stores	$797.8	$873.9	$1,693.0	$1,773.6
Other	144.1	88.4	266.3	180.4
	$941.9	$962.3	$1,959.3	$1,954.0

Operating income:
U.S. RadioShack company-operated stores	$137.1	$161.5	$289.1	$325.3
Other	(6.1)	8.9	(4.5)	19.5
	131.0	170.4	284.6	344.8

Unallocated	(82.1)	(79.8)	(170.6)	(171.3)
Operating income	48.9	90.6	114.0	173.5

Interest income	0.5	0.7	0.8	1.3
Interest expense	(10.9)	(10.7)	(20.6)	(20.6)
Other loss	--	--	(4.1)	--
Income from continuing operations before income taxes	$38.5	$80.6	$90.1	$154.2

Sales for the U.S. RadioShack company-operated stores segment decreased $76.1 million to $797.8 million in the 2011 second quarter when compared with the same period last year.  The table below provides a breakdown of sales drivers for U.S. RadioShack company-operated stores in the 2011 second quarter compared to the same period last year for each product platform.

Platform (1)	% Sales Change 2Q 2011 vs. 2Q 2010	Drivers of 2Q 2011 vs. 2Q 2010 Sales Changes
Mobility	-7.1	Positive: AT&T postpaid wireless and tablet computers Negative: Sprint and T-Mobile postpaid wireless
Signature(2)	-5.8	Positive: headphones and tablet accessories Negative: digital-to-analog television converter boxes and related television antennas, and music and wireless accessories
Consumer Electronics	-17.0	Positive: n/a Negative: digital TVs, digital cameras and camcorders and digital music players
Total U.S. company-operated stores	-8.7

(1)	For more information, refer to the RadioShack Corporation Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 26, 2011.
(2)
The changes in sales of the Signature platform, excluding the effect of digital-to-analog television converter boxes, were -4.2%, -4.5% and -7.8% for 2Q 2011, 1Q 2011, and 2Q 2010, respectively, when sales in these periods are compared with sales in the same periods in prior years.

RADIOSHACK CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Three Months Ended June 30, 2011
(in millions, except percentages and per share amounts)

				SG&A as a
	Gross Profit	Gross Margin Percentage	SG&A	Percentage of Net Sales and Operating Revenues	Net Income	Diluted EPS
Excluding one-time items	$436.3	46.3%	$357.2	37.9%	$32.6	$0.31

T-Mobile non-cash inventory valuation charge	(3.0)	(0.3)	-	-	(1.9)	(0.02)

China plant-closing costs	(1.2)	(0.1)	7.1	0.8	(5.8)	(0.05)

As reported in accordance with GAAP	$432.1	45.9%	$364.3	38.7%	$24.9	$0.24

Six Months Ended June 30, 2011
(in millions, except percentages and per share amounts)

				SG&A as a
	Gross Profit	Gross Margin Percentage	SG&A	Percentage of Net Sales and Operating Revenues	Net Income	Diluted EPS
Excluding one-time items	$890.7	45.5%	$726.3	37.1%	$71.3	$0.67

T-Mobile non-cash inventory valuation charge	(3.0)	(0.2)	-	-	(1.9)	(0.02)

China plant-closing costs	(1.2)	(0.1)	8.6	0.4	(6.9)	(0.06)

Early retirement of debt	-	-	-	-	(2.5)	(0.02)

As reported in accordance with GAAP	$886.5	45.2%	$734.9	37.5%	$60.0	$0.57

Explanation of Non-GAAP Financial Measures

This release contains certain non-GAAP financial measures that exclude the impact of the certain one-time costs from a financial measure computed in accordance with GAAP.  Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of RadioShack’s business that, when viewed together with RadioShack’s financial results computed in accordance with GAAP, provide a more complete understanding of RadioShack’s historical financial performance, greater transparency of underlying profit trends and greater comparability of results across periods. These non-GAAP financial measures are not intended to be a substitute for the corresponding GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.